 EXHIBIT 5.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

January 14, 2015

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of FactSet Research Systems Inc., a Delaware corporation (the “Company”), and an attorney duly admitted to practice in the State of New York and in the State of Connecticut as authorized house counsel. I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on January 14, 2015, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 500,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), which may be issued pursuant to the Amended and Restated FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan (the “Plan”).

In connection with the foregoing, I have examined such documents as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Common Stock is validly authorized and, when issued under the Plan, in accordance with the terms of the Plan, for consideration having a value not less than the par value thereof, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Common Stock, and to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

Rachel R. Stern, Esq.

Senior Vice President, General Counsel and Secretary